UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) July 16, 2010

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada	000-50429	33-1059313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Madison Avenue, 10th Floor, New York, New York	10022-2511
( Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (239)-243-0782

(Former name or former address, if changed since last report)

8.01 Other Events

NEW YORK, USA; NASSAU, THE BAHAMAS --- July 15, 2010: Prospero Group OTCBB (PRPG.PK)

During the last several months of our final restructuring of Prospero Group, we are now pleased to announce that all of the acquisitions that were being negotiated are completed. These will ensure the profitability of the Company, which is now secure.

As a result of the acquisitions and mergers, plus the future profitability of Our Group, at a meeting held on July 9, 2010 with the President of our Asset Management Group, the Board of Directors agreed to call a Shareholders meeting to vote on a resolution to accept the proposal of the merger with another company in the manufacturing and production of Potable Water Generating machines and Alternative Power Equipment and at the same time to complete the merger of the Group to a Company on another US STOCK EXCHANGE to reflect properly the future growth and profitability of The Group in this rapid change of Global involvement with Green Technology.

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The management of Fincor Inc and Prospero Group has completed their restructuring works. All the assets have been merged into Fincor Inc during the past 9 months and the company now has a strong assets backed portfolio. Fincor Inc. has made major changes in its capital structure. These changes became effective Friday April 17th, 2010 and will now ensure a good return on stockholders equity. The authorized capital is 50Million Shares of which 11,920,600 is Outstanding which will be registered as restricted shares.

With the combined operations and overall plans as contained in this proposal, short term financing of Thirty Million dollars ($30,000,000.00) will be required. The Executive Committee feels that it is in the best interest of the Company to raise funds through private equity investment instead of creating debt because the interest costs would be far greater and costlier than securing private investment funds at a very comfortable rate for investors. The valuation process has been completed under advice of a leading market maker. The agreed price of $10.00 per share of Fincor Inc. stock has been set.

The outstanding shares of Prospero Group are approximately 31,816,277 shares at present. Fincor Inc. is offering to Prospero shareholders a 1:5 share conversion offer. This offer is for one (1) free tradable Fincor share (FINC) for each Five (5) Prospero Group shares (PRPG). All present shareholders are welcome to partake in this offering until close of business day Thursday, July 29, 2010

We are confident that all elements for success have been covered in our plan. The Technologies and new equipment is now in place. Our products of Water Production, Wellness Programs and Green Energy will start to produce results as scheduled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

Dated: July 16, 2010	By:	/s/ Hubert L. Pinder
Hubert L. Pinder - CFO

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